EX-99.77J REVALUATN

Exhibit 77(j)(b) - Restatement of Capital Accounts

For the year ended October 31, 2016, the Huber Funds made the following permanent tax adjustments on the statements of assets and liabilities:

                            Undistributed Net Investment   Accumulated Net Realized
                      Income/(Loss)                Gain/(Loss)
Equity Income Fund                    $577                           $(577)
Small Cap Value Fund                (1,460)                           1,460
Diversified Large Cap Value Fund       78                               78
Mid Cap Value Fund         26           (26)

The reclassifications have no effect on net assets or net asset value per share.

For the year ended October 31, 2016, the Edgar Lomax Value Fund made the following permanent tax adjustments on the statement of assets and liabilities:

     Undistributed Net Investment   Accumulated Net Realized
                Income                        Gain
Edgar Lomax Value Fund         $(30)                        $30

The reclassifications have no effect on net assets or net asset value per share.

For the year ended October 31, 2016, the Fort Pitt Capital Total Return Fund
made the following permanent tax adjustments on the statement of assets and liabilities:

      Undistributed Net Investment  Undistributed Net Realized
                    Income/(Loss)              Gain/(Loss)
Fort Pitt Capital Total Return Fund   $(10)                      $10

The reclassifications have no effect on net assets or net asset value per share.